Exhibit 21.1

SANDRIDGE ENERGY, INC. SUBSIDIARIES

Entity Name	State of Organization
Black Bayou Exploration, L.L.C.	Louisiana
Chaparral Supply, LLC	Texas
d/b/a Chaparral Drilling Fluids
Cholla Pipeline, L.P.	Texas
Cornhusker Energy, L.L.C.	Oklahoma
FAE Holdings 389322R, LLC	Oklahoma
Galveston Bay Pipeline Company	Delaware
Galveston Bay Processing Corporation	Delaware
Hondo Heavy Haul, Inc.	Texas
Integra Energy, L.L.C.	Texas
Lariat Services, Inc.	Texas
d/b/a LARCO
Midcontinent Resources, LLC	Texas
Mistmada Oil Company, Inc.	Oklahoma
Sabino Exploration, LLC	Texas
Sagebrush Pipeline, LLC	Colorado
SandRidge CO2, LLC	Texas
SandRidge Exploration and Production, LLC	Delaware
SandRidge Holdings, Inc.	Delaware
SandRidge Midstream, Inc.	Texas
SandRidge Offshore, LLC	Delaware
SandRidge Onshore, LLC	Delaware
SandRidge Operating Company	Texas
SandRidge Realty, LLC	Oklahoma
SandRidge Tertiary, LLC	Texas
Sierra Madera CO2 Pipeline, LLC	Texas
WTO Gas Gathering Company, LLC	Texas